SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

Filed by the Registrant [  ]
Filed by a Party other than the Registrant [X]

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[  ]           Preliminary Proxy Statement
[  ]           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[  ]           Definitive Proxy Statement
[X]           Definitive Additional Materials
[  ]           Soliciting Material under Rule 14a-12

BIGLARI HOLDINGS INC.
(Name of Registrant as Specified in its Charter)

Nicholas J. Swenson
Groveland Capital LLC
Groveland Hedged Credit Fund LLC
Groveland Master Fund Ltd.
Seth G. Barkett
Thomas R. Lujan
James W. Stryker
Ryan P. Buckley
Stephen J. Lombardo III
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[X]           No fee required.

[  ]           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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[  ]           Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Filed by Groveland Group

The Groveland Group (as defined herein) issued a press release regarding its letter to shareholders, which it filed with the SEC on March 18, 2015.  A copy of the press release is being filed herewith under Rule 14a-6 of the Securities Exchange Act of 1934, as amended, by the Groveland Group.

Important Information

The Groveland Group (whose members are identified below) has nominated Nicholas J. Swenson, James W. Stryker, Stephen J. Lombardo III, Thomas R. Lujan, Ryan P. Buckley, and Seth G. Barkett as nominees to the board of directors of Biglari Holdings Inc. (the “Company”), and is soliciting votes for the election of Nicholas J. Swenson, James W. Stryker, Stephen J. Lombardo III, Thomas R. Lujan, Ryan P. Buckley, and Seth G. Barkett as members of the Company’s board of directors (the “Groveland Nominees”).  The Groveland Group has sent a definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support of the Groveland Nominees at the Company’s 2015 Annual Meeting of Shareholders.  Shareholders are urged to read the definitive proxy statement and WHITE proxy card because they contain important information about the Groveland Group, the Groveland Nominees, the Company and related matters.  Shareholders may obtain a free copy of the definitive proxy statement and WHITE proxy card  and other documents filed by the Groveland Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  The definitive proxy statement and other related SEC documents filed by the Groveland Group with the SEC may also be obtained free of charge from the Groveland Group.

Participants in Solicitation

The “Groveland Group” currently consists of the following persons who are participants in the solicitation from the Company’s shareholders of proxies in favor of the Groveland Nominees: Groveland Master Fund Ltd. (formerly known as Groveland Hedged Credit Master Fund Ltd.), Groveland Hedged Credit Fund LLC, Groveland Capital LLC, Nicholas J. Swenson, and Seth G. Barkett.  Along with the Groveland Group, the following are also participants in the solicitation: James W. Stryker, Stephen J. Lombardo III, Thomas R. Lujan, and Ryan P. Buckley.  The participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock.  Information regarding the participants and their interests may be found in the Groveland Group’s definitive proxy statement, as filed with the SEC on March 11, 2015.

For Immediate Release

Groveland Group Responds to Biglari Holdings Incumbent Board’s Shareholder Letter
Urges All Shareholders to Vote for Change by Choosing the WHITE Proxy Card

MINNEAPOLIS, March 18, 2015 – Groveland Capital, LLC. ( the "Groveland Group") announced today that it has filed a letter with the U.S. Securities and Exchange Commission ("SEC"), responding to the Biglari Holdings Inc. (NYSE: BH) incumbent board of director’s shareholder letter dated March 12, 2015. The Groveland Group response letter is available on the website www.ReformBH.com and on the SEC’s website www.sec.gov.

The Groveland Group has nominated six independent professionals for the Board of Directors of Biglari Holdings (the “Company” or “BH”) and is soliciting votes from fellow Biglari Holdings’ shareholders for the election of these individuals at Biglari Holdings’ annual meeting, which is scheduled for Thursday, April 9, 2015. The Groveland Group’s six highly qualified and experienced nominees include: Nicholas J. Swenson, James W. Stryker, Thomas R. Lujan, Stephen J. Lombardo, III, Ryan P. Buckley and Seth G. Barkett.

Nick Swenson, Principal and Founder of Groveland Capital, stated: “Biglari Holding’s board of directors sent its shareholders a letter dated March 12, 2015 that we at the Groveland Group believe is designed to distract you from material issues facing shareholders in the upcoming vote to elect directors. We are not surprised by such tactics, but we are still disappointed. We believe Mr. Biglari understands that shareholders of Biglari Holdings are not happy with his outsized compensation, his use of Company assets to buy shares of the Company over which he has sole voting control, and poor corporate governance that, among other things, allows continued conflicts of interest that benefit Mr. Biglari. We believe shareholders want a reform of the BH board.”

The entirety of Groveland Group's response letter and other materials relating to the Biglari Holdings proxy contest can be found on the Groveland Group's proxy solicitation website, www.ReformBH.com.

Your Vote Is Important – No Matter How Many Or How Few Shares You Own

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

D.F. KING & CO., INC.
Shareholders Call Toll-Free: 877-283-0325
Banks and Brokers May Call Collect: 212-269-5550

REMEMBER:

We urge you NOT to sign any Blue proxy card sent to you by the Company. If you have already done so, you have every right to change your vote by signing, dating and returning the enclosed WHITE proxy card TODAY in the postage-paid envelope provided. If you hold your shares in Street-name, your custodian may also enable voting by telephone or by Internet -- please follow the simple instructions provided on your WHITE proxy card.

About Groveland Capital, LLC
Groveland Capital, LLC. is an Investment Advisor based in Minneapolis, MN. Groveland Capital is nimble advisory focused on unearthing unique investment opportunities. Our insight and global network is complemented by our billion dollar+ fund experience and expertise. Groveland Capital is led by a seasoned team of investment professionals who have continuity, vision and over a decade of experience executing key elements of our investment strategy. Groveland Capital founder and Principal, Nick Swenson, also has significant capital invested in the portfolio, aligning his interests with investors. Our investment strategy is to acquire stakes in undervalued and/or underperforming companies. When necessary, we seek board representation and advocate for improvements in financial performance, capital allocation, and corporate governance for the benefit of all shareholders.

Important Information

The Groveland Group (whose members are identified below) has nominated Nicholas J. Swenson, James W. Stryker, Stephen J. Lombardo III, Thomas R. Lujan, Ryan P. Buckley, and Seth G. Barkett as nominees to the board of directors of Biglari Holdings Inc. (the “Company”), and is soliciting votes for the election of Nicholas J. Swenson, James W. Stryker, Stephen J. Lombardo III, Thomas R. Lujan, Ryan P. Buckley, and Seth G. Barkett as members of the Company’s board of directors (the “Groveland Nominees”).  The Groveland Group has sent a definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support of the Groveland Nominees at the Company’s 2015 Annual Meeting of Shareholders.  Shareholders are urged to read the definitive proxy statement and WHITE proxy card because they contain important information about the Groveland Group, the Groveland Nominees, the Company and related matters.  Shareholders may obtain a free copy of the definitive proxy statement and WHITE proxy card  and other documents filed by the Groveland Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  The definitive proxy statement and other related SEC documents filed by the Groveland Group with the SEC may also be obtained free of charge from the Groveland Group.

Participants in Solicitation

The “Groveland Group” currently consists of the following persons who are participants in the solicitation from the Company’s shareholders of proxies in favor of the Groveland Nominees: Groveland Master Fund Ltd. (formerly known as Groveland Hedged Credit Master Fund Ltd.), Groveland Hedged Credit Fund LLC, Groveland Capital LLC, Nicholas J. Swenson, and Seth G. Barkett.  Along with the Groveland Group, the following are also participants in the solicitation: James W. Stryker, Stephen J. Lombardo III, Thomas R. Lujan, and Ryan P. Buckley.  The participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock.  Information regarding the participants and their interests may be found in the Groveland Group’s definitive proxy statement, as filed with the SEC on March 11, 2015.  These materials may be accessed from the SEC's website free of charge.

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Contacts

Investors:
Nick Swenson
Groveland Capital
inquiries@grovelandcapital.com
612-843-4302

D.F. King & Co., Inc.
BHinfo@dfking.com
212-269-5550

Media:
Anthony Giombetti
Gio Public Relations
anthony@giombettipr.com
818-821-7530